Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-194021) of Genocea Biosciences, Inc. of our report dated March 21, 2014, with respect to the financial statements of Genocea Biosciences, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 21, 2014